Exhibit 4.1

EPWK HOLDINGS LTD.

Number	Class B Ordinary Shares

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each, comprising
(i) 448,814,684 Class A Ordinary Shares of a par value of US$0.0001 each, and
(ii) 51,185,316 Class B Ordinary Shares of a par value of US$0.0001 each.

THIS IS TO CERTIFY THAT

is the registered holder of                                                     Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                                   day of                      by:

DIRECTOR